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                                                                      EXHIBIT 99

                Disclosure Regarding Certain Acquisition Risks

We are subject to risks associated with making acquisitions and may not be able to grow through acquisitions.

     As part of our business strategy, we continually evaluate potential acquisitions of complementary technologies, products and businesses in the enterprise application market. In our pursuit of acquisitions, we may be unable to:

     .    identify suitable acquisition candidates;

     . compete for acquisitions with other companies, many of which have substantially greater resources than we do;

     .    obtain sufficient financing on acceptable terms to fund acquisitions;

     .    complete the acquisitions on terms favorable to us;

     . integrate acquired technologies, products and businesses into our existing operations; and

     .    profitably manage acquired technologies, products and businesses.

     Acquisitions may also involve a number of risks including, among others, that:

     . technologies, products or businesses that we acquire may not perform as expected;

     . technologies, products or businesses that we acquire may not achieve levels of revenues, profitability or productivity comparable to our existing technologies, products and operations;

     .    acquisitions may adversely affect our results of operations;

     .    acquisitions may divert the attention of management and our resources;

     . we may experience difficulty in assimilating the acquired operations and personnel; and

     . we may experience difficulty in retaining, hiring and training key personnel.

Any or all of these risks could materially and adversely affect our business, financial condition or results of operations.